SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐         Preliminary Proxy Statement
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☐         Definitive Proxy Statement
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CPC OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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5348 Vegas Drive, #89 Las Vegas, Nevada 89108 (702) 952-9650 www.CPCMedDevices.com Symbol: CPCF

April 2009

Dear Fellow Shareholders:

As a shareholder of CPC of America, Inc., you should have by now received proxy materials from us in relation to CPC’s Annual Meeting of Stockholders, to be held on May 6, 2009 in Fort Collins, CO.  As set out in the proxy statement, the purpose of this annual meeting is to elect directors, ratify the appointment of independent auditors, and amend our articles of incorporation to authorize additional shares of common and preferred stock.

We are writing at this time to urge you to vote in favor of those proposals regardless of whether or not you plan on attending the meeting.

From earlier feedback, it appears that some stockholders may not fully understand the company’s intentions behind amending the articles of incorporation to authorize additional shares of common and preferred stock. We are therefore taking this opportunity to clarify the matter and allay any undue concerns:

Increasing the number of authorized shares will not result in any immediate dilution:

▪
These authorized shares will be available for issuance at a later date if the Board deems it necessary in the future for stock splits, stock dividends, equity capital raises or other corporate purposes.

▪	If it became necessary to issue common or preferred shares in the future, this could have a dilutive effect on our current shareholders.

The only plans the Board currently has to issue additional shares of CPC common or preferred stock are shares that are already authorized and reserved for:

▪	The ongoing Series E Preferred Stock Private Placement
▪	Commitments disclosed in previous SEC filings.

CPC has operated for the last 13 years with our initial authorization of 20 million shares common and 5 million shares preferred.  We currently have more than 9 million common shares issued and outstanding with another 9 million additional shares reserved for issuance.  Should we complete our Series E offering, on a fully-diluted basis, we would reach our ceiling of 20 million common and 5 million preferred.  This amendment would give us the ability to issue additional shares in the future providing us with financial flexibility, which is critical on our path to commercialization.

Please take the time to submit your proxy vote today.  You may access your proxy materials and, if your shares are registered in your name, vote your shares online by going to www.envisionreports.com/cpcf.  You will need the unique identification numbers listed on your proxy card.  If your shares are held in street name, please contact your broker for instructions regarding online voting or vote by returning the proxy card in the envelope provided.

If you have any questions or would like any help in voting your shares, please contact DeDe Sheel, FD Communications at (415) 293-4412.

Sincerely,

Rod Shipman
President and CEO

5348 Vegas Drive, #89 Las Vegas, Nevada 89108 (702) 952-9650 www.CPCMedDevices.com Symbol: CPCF

Additional Information:

CPC of America, Inc. has filed with the Securities and Exchange Commission a definitive proxy statement and other relevant documents in connection with its solicitation of stockholder approval of the matters to be submitted for approval at its 2009 annual meeting of stockholders.  The definitive proxy statement was mailed on or about April 8, 2009 and investors and security holders are advised to read the definitive proxy statement regarding the matters to be submitted for approval at the annual meeting because it contains important information.  Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by CPC of America, Inc. at the Securities and Exchange Commission's web site at www.sec.gov.  The definitive proxy statement and such other documents may also be obtained from CPC of America  by directing such request to CPC of America c/o FD,  One Front Street, 16th Floor, San Francisco, CA 94111; Telephone: (415) 293-4412; Attn: DeDe Sheel.  CPC of America and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of CPC of America  with respect to the matters to be submitted for stockholder approval at its 2009 annual meeting of stockholders. A description of any interests that CPC of America’s directors and executive officers have in the proposed matters is set forth in the in the definitive proxy statement.  Information regarding CPC of America’s  officers and directors is included in CPC of America’s definitive proxy statement and its annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009.  These materials are available free of charge at the Securities and Exchange Commission's web site at http://www.sec.gov and from CPC of America, Inc.